Property Sale and Purchase Contract

The Seller (hereinafter referred as “Party A”): Hainan Zhonghe Pharmaceutical Co., Ltd.

Legal Representative: Cui Xueyun

Address: No.168 Nanhai Street, Haikou, Free Trade Zone

The Buyer (hereinafter referred as “Party B”): Hainan Twenty First Media Co., Ltd.

Legal Representative: Weiqiong

Address: Fortune Plaza, Binhai Street, Haikou

Article 1 Basic Situation of Property

The property owned by Party A is located at Haiyun Road, Dadonghai Block, Hedong District, Sanya ; frame of building is Composite Structure ; the building area of the property is  927.70 square meters, ownership certificate No. is Santufang (2007) No. 3012 .

Article 2 Nature of Land Use Right

The property related land use right was acquired by pay compensation for leasing; the useful life is till December 19, 2065.

Article 3 Price

Calculated by building area, the sale price for that property is RMB23000 per squatter meter, the total value is RMB21,337100.00

Article 4 Payment

Party B shall pay Party A advance payment RMB500,000.00 on the date when the contract comes into effect, and pay another RMB38,000,000.00 before December 31, 2008. The rest amount shall be completely paid with 90 days after consummating transfer of the property ownership.

Article 5 Delivery Time

Party A shall delivery certificate of ownership to Party B before October 31, 2008 and shall finish going through the land alteration registration procedures before December 31, 2008.

Article 6 Liability for Party B’s overdue payment

If Party B fails to pay in time specified in Article 4, Party A has right to lay Party B a penalty interest. Penalty interest will be charged at 3‰ monthly of purchasing value of property from the second day after stipulated date to actual payment day.

Article 7 Liability for Party A’s overdue delivery

Except for special cause like force majeure, if Party A fails to delivery the property to Party B stipulated in Article 5, Party B has right to charge Party A a penalty interest on already paid principal. Penalty interest will be calculated at 3‰ monthly of purchasing value of property from the second day after stipulated date to actual delivery day. In case of Party B’s actual economic loss exceeding penalty, Party A shall compensate the difference between actual loss and penalty, which does not disturb the performance of contract.

Article 8 Terms on property right registration

Party A shall actively assist Party B go through the land alteration registration procedures. If Party B is not able to obtain ownership certification of property within 90 days after hand-over between two parties due to Party A’s fault, Party B has the right to request from Party A a penalty equal to 5% of already paid amount.

Article 9 Party A promises upon transaction there is no disputes related to property, all matters regarding mortgage, collateral, taxes and rental be settled before transaction. If there are outstanding issues mentioned above, Party A shall undertake all responsibilities caused thereby.

Article 10 Land Appreciation Tax is paid by Party A and Title Deed Tax be paid by Party B; other taxable items incurred hereby shall, except as otherwise agreed, be paid according to pertinent regulations by either party respectively.

Article 11 Matters unmentioned herein, if any, may be regulated separately through negotiation by both parties and supplemented agreement may be signed hereto.

Article 12 The two parties shall consult with each other and mediate any disputes, which may arise about the contract. If all attempts fail, the two parties can appeal to the organization of arbitration in Haikou and ask for a final arbitration.

Article 13 This contract will come into effect on the date signed by both parties.

Article 13 This contract is in four copies with equal effect, two copies for relevant institutions and two copies for either party.

Party A: Hainan Zhonghe Pharmaceutical Co., Ltd.

Party B: Hainan Twenty First Media Co., Ltd.

Singed in Haikou City on October 9, 2008